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Exhibit (a)


                             [AMBI Inc. Letterhead]


                                                             January 10, 1997


Mr. Kenneth C. Griffin
Citadel Investment Group, L.L.C.
225 West Washington Street - 9th Floor
Chicago, Illinois 60606


RE:      Series C Preferred Stock

Dear Mr. Griffin:

         We refer to the 280 shares of Series C Preferred Stock (the "Preferred Stock") of AMBI Inc., formerly Applied Microbiology, Inc., (the "Corporation") which are owned by Nelson Partners (216 shares) and Olympus Securities, Ltd. (64 shares), each of Nelson Partners and Olympus Securities, Ltd. being referred to as a "Holder". Capitalized terms which are not defined in this letter shall have the meaning set forth in Certificate of Amendment of the Certificate of Incorporation of the Corporation creating the Preferred Stock (the "Certificate").

         For good and valuable consideration, the Corporation and each Holder agree as follows:

         The following legend shall be forthwith inscribed on the Certificates which represent the shares of Preferred Stock: The terms of the Certificate of Incorporation of Applied Microbiology, Inc. creating the Series C Preferred Stock have been amended by a letter agreement dated January 10, 1997, a copy of which is available upon request to the Secretary of the Corporation.

         Notwithstanding anything in the Certificate to the contrary, neither Holder shall be entitled to convert any shares of Preferred Stock which, upon conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates, including the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock with respect to which the determination of this paragraph is being made, to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the preceding sentence, beneficial ownership shall be calculated in accordance with Sections 13 (d) of the Securities Exchange Act of 1934, as amended, except that Common Stock which would be issuable upon conversion of the shares which the Holder is not entitled to convert pursuant to the preceding sentence shall not be deemed to be beneficially owned by the Holder.

         The Holder acknowledges that the Corporation has the right, in its sole discretion, to redeem for cash pursuant to Section 6 of the Certificate, Preferred Stock submitted for conversion. The Holder and the Corporation hereby agree that the Corporation's right to redeem set forth in Section 6 of the Certificate, shall also apply to an automatic conversion of the Preferred Stock pursuant to Section 5 (d) of the Certificate. The Corporation will redeem for cash any Preferred Stock which would otherwise be converted into Common Stock if the number of shares issuable upon such conversion, when added to the number of shares previously issued on conversion of Preferred Stock, would exceed 3,646,203 (20% of the Common Stock outstanding as of October 20, 1995).

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         This letter agreement is effective January 10, 1997 and shall be binding upon the parties and their successors and assigns. It may not be amended or terminated orally. It and the Certificate sets forth all understandings with respect to the subject matter hereof. Except as set forth herein, the terms and conditions of the Certificate are ratified and confirmed.

Please indicate agreement to the above by signing in the space provided below and faxing the signed copy back. Two original confirmation copies will be mailed to you. Please return one signed copy.



                                    AMBI Inc.


                                     By:    /s/ Benjamin Sporn
                                         ------------------------------------
                                            Benjamin Sporn
                                            Vice President Legal & Secretary

Accepted and agreed to:

Nelson Partners and Olympus Securities, Ltd.


By:    /s/ Kenneth C. Griffin
     -----------------------------------------------
       Kenneth C. Griffin
       President - Citadel Investment Group, L.L.C


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